EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Plan Participants of the Harsco Corporation Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-70710) pertaining to the Harsco Corporation Savings Plan of our report dated June 26, 2020 relating to the statements of net assets available for plan benefits of the Harsco Corporation Savings Plan as of December 31, 2019, and the related statement of changes in net assets available for plan benefits for the year then ended, and the related schedule, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 26, 2020